Exhibit 99.1

General Cannabis Announces Entry into Term Sheet For Strategic Acquisition of
Leading Denver Vertically Integrated Cultivator and Retailer

Denver, August 9, 2019 – General Cannabis Corp (OTCQX: CANN) (the “Company”), the comprehensive national resource to the regulated cannabis industry, today announced that it has entered into a non-binding term sheet to acquire substantially all of the assets of a licensed recreational cannabis cultivator and retailer in Denver, Colorado (the “Business”).  The seller of the Business operates two indoor cultivation facilities and a retail cannabis dispensary in central Denver to manage the Business.  The Business has been rated one of the best dispensaries in Denver by High Times magazine, and is the holder of a library of world-class cannabis genetics.

This potential transaction follows the Company’s recent announcements of its entry into non-binding term sheets to acquire other licensed cannabis entities in Colorado. The Company is taking these actions based on the signing of Colorado House Bill 1090 (“HB-1090”), a recently approved law allowing public companies to own Colorado-licensed cannabis companies.  Once the regulations surrounding the implementation of the law are finalized, the Company plans to enter into a binding transaction for the Business.

It is anticipated that General Cannabis will pay consideration consisting of sixty percent cash and 40% in shares of the Company’s common stock for virtually all of the tangible and intangible assets of the Business.  The number of common shares issued at closing will be determined based on the 30-day volume weighted average price.

The term sheet also provides that the Company will enter into a five-year lease for the retail and cultivation co-located facility with options for renewal and purchase. “We are pleased to announce our plans to acquire a third licensed Colorado cannabis operator,” said Michael Feinsod, Executive Chairman and Chief Executive Officer of General Cannabis.  “This planned acquisition would expand our business to central Denver. The Business we plan to acquire would provide another strong piece to our expansion strategy.  This facility would pair us with a premier retailer and expand our customer base, allowing us to leverage our skill set as HB-1090 is implemented.  We look forward to completing the transaction and integrating this facility, and its employee team, into the General Cannabis family.  This acquisition would bring our anticipated cultivation space to approximately 45,000 square feet, our anticipated owned dispensaries to two, and one infused products manufacturer license within the state of Colorado.

“Colorado has been the national leader in legalized cannabis rollout.  With statewide trailing twelve-month retail sales of over $1.5 billion, we believe Colorado cannabis cultivators and retailers are poised to take advantage of this new significant access to the public capital markets,” said Feinsod.  “The leading operators in Colorado have achieved success operating at scale and, we believe, are excellent acquisition candidates.  We plan to continue to acquire additional licensed cannabis assets within Colorado and other regulated markets.  Our strong platform can create a synergistic opportunity for Colorado operators looking to grow with us.”

About General Cannabis Corp

General Cannabis Corp is the comprehensive national resource for the highest quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, operational consulting and products, consumer goods and marketing consulting, and capital investments and real estate.  As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Such forward-looking statements include statements regarding the Company’s plans to enter into a binding agreement to purchase the Business, the proposed terms of the transaction, the closing of other potential transactions, the timing of the implementation of HB-1090, the expected benefits of HB-1090, and the Company’s plans to acquire additional licensed cannabis assets within Colorado.

Any statements that are not statements of historical fact, such as the statements described above, should be considered forward-looking statements.  Some of these statements may be identified by the use of the words “may,” “will,” “believes,” “plans,” “anticipates,” “expects” and similar expressions.  The Company has based these forward-looking statements on current expectations and projections about future events as of the date of this press release.  These forward-looking statements are not guaranteeing of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the possibility that the proposed transaction is not consummated, changes in the Company’s share price, the benefits from the potential transactions may not be fully realized or may take longer to realize than expected, and those factors described from time to time in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q under the heading “Risk Factors” and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

Contact

Brian Andrews

Chief Financial Officer

General Cannabis Corp

(303) 759-1300